EXHIBIT 5.1

135 Commonwealth Drive Menlo Park, California 94025 Tel: (650) 328-4600 Fax: (650) 463-2600 www.lw.com FIRM / AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
	Hamburg	San Diego
	Hong Kong	San Francisco
September 16, 2005	London	Shanghai
	Los Angeles	Silicon Valley
Integrated Device Technology, Inc.	Milan	Singapore
6024 Silver Creek Valley Road	Moscow	Tokyo
San Jose, California 95138	New Jersey	Washington, D.C.

Re:	Registration Statement on Form S-8; 17,000,000 Shares of Common

    Stock, par value $0.001 per Share

Ladies and Gentlemen:

We have acted as special counsel to Integrated Device Technology, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 17,000,000 shares of common stock (the “Shares”), par value $0.001 per share, issuable under the Company’s 2004 Equity Plan (the “Plan”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 16, 2005 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when the terms (including the exercise price and exercise period) are determined by resolution of the Company’s Board of Directors, or a duly authorized committee thereof, in accordance with the Plan, when the person or persons entitled to receive Shares and the number of Shares to be issued to such person or persons pursuant to the options granted under the Plan are determined by resolution of the Company’s Board of Directors, or a duly authorized committee thereof, and upon execution, issuance and delivery of certificates representing the Shares (and notation of such issuance in the stock transfer records of the Company) and receipt of payment for such Shares in either case in the manner contemplated by the Plan in an amount in cash or other legal consideration of not less than the aggregate par value for such Shares, and assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares shall have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

September 16, 2005

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP